Exhibit 4.2
SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE, dated as of February 5, 2007 (this “Second Supplemental Indenture”), among MSW Energy Holdings II LLC, a Delaware limited liability company (“MSW II”), MSW Energy Finance Co. II, Inc., a Delaware corporation (“MSW Finance II” and, together with MSW II, the “Company”), Covanta Ref-Fuel II LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), and Wells Fargo Bank, National Association, as successor trustee by merger to Wells Fargo Bank Minnesota, National Association, trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Company has duly issued its 7 3/8% Senior Secured Notes due 2010 (the “Notes”) pursuant to an Indenture, dated as of November 24, 2003 (the “Initial Indenture”), among the Company and the Trustee, as supplemented by the Supplemental Indenture thereto, dated as of December 12, 2003 (the “First Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”), among the Company, the Trustee and the Guaranteeing Subsidiary; and
     WHEREAS, the Company and the Guaranteeing Subsidiary desire to enter into this Second Supplemental Indenture to eliminate from the Indenture substantially all of the covenants and certain events of default contained therein and make certain other changes therein; and
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Company has obtained the consent of the Holders of at least a majority in aggregate principal amount of the Notes, the only outstanding securities issued under the Indenture; and
     WHEREAS, an Officers’ Certificate and an Opinion of Counsel have been delivered to the Trustee in accordance with Sections 9.02, 9.06 and 14.04 of the Indenture; and
     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done; and
     WHEREAS, on the execution of this Second Supplemental Indenture by the parties hereto, the provisions hereof will become effective but not operative until the time specified in Section 11 herein.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee, agree as follows:

     1. Deletion of Sections in the Initial Indenture Related to Covenants. The provisions of each of the following sections and subsections of the Initial Indenture, including any related cross-references, events of default provisions, defined terms and other references thereto made irrelevant as a result of their deletion, are hereby deleted in their entirety and replaced with the phrase “Intentionally Omitted”:
Section 3.09
Section 4.03
Section 4.04
Section 4.05
Section 4.06
Section 4.07
Section 4.08
Section 4.09
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Section 4.19
Section 4.20
Subsection 5.01(4)
Section 5.02.
     2. Deletion of Sections in the Initial Indenture Related to Events of Default. The provisions of each of the following subsections of Section 6.01 of the Initial Indenture, including any related cross-references, defined terms and other references thereto made irrelevant as a result of their deletion, are hereby deleted in their entirety and replaced with the phrase “Intentionally Omitted”:
Subsection 6.01(3)
Subsection 6.01(4)
Subsection 6.01(5)
Subsection 6.01(6)
Subsection 6.01(7)
Subsection 6.01(8)
Subsection 6.01(9)
Subsection 6.01(10)
Subsection 6.01(11).

     3. Deletion of Sections in the Initial Indenture Related to Legal or Covenant Defeasance. The provisions of each of the following subsections of Section 8.04 of the Initial Indenture, including any related cross-references, defined terms and other references thereto made irrelevant as a result of their deletion, are hereby deleted in their entirety and replaced with the phrase “Intentionally Omitted”:
Subsection 8.04(2)
Subsection 8.04(3)
Subsection 8.04(5)
Subsection 8.04(6).
     4. Definitions. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
     5. Confirmation of the Indenture. The Indenture, as modified, supplemented and superseded by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. (Reference herein to the Indenture shall be deemed to be to the Indenture, as modified, supplemented and superseded by this Second Supplemental Indenture).
     6. Governing Law. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     7. Separability. In case any provision in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     8. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guaranteeing Subsidiary.

     11. Effectiveness and Operativeness. The provisions of this Second Supplemental Indenture will become effective upon execution and delivery hereof and will become operative on the first date that the Company (a) accepts for payment a majority in aggregate principal amount of the outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 23, 2007, as supplemented by the Supplement thereto dated January 31, 2007 and (b) provides notice of such acceptance to the Trustee.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

MSW ENERGY HOLDINGS II LLC

By:	/s/ Mark A. Pytosh
	Name:	Mark A. Pytosh
	Title:	Senior Vice President and Chief Financial Officer

MSW ENERGY FINANCE CO. II, INC.

By:	/s/ Mark A. Pytosh
	Name:	Mark A. Pytosh
	Title:	Senior Vice President and Chief Financial Officer

COVANTA REF-FUEL II LLC

By:	/s/ Mark A. Pytosh
	Name:	Mark A. Pytosh
	Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President